Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-22553, 33-27417, 33-32224 and 33-17829) of AmBase Corporation, of our reports dated March 29, 2010 and March 27, 2009 relating to the financial statements and financial statement schedule of AmBase Corporation, which appear in this Form 10-K.

/s/ UHY LLP

New Haven, Connecticut

March 29, 2010